UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 26)*

                           CINEPLEX ODEON CORPORATION
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Shares
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   172455 10 7
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Clifford L. Michel, Esq.
                               Cahill Gordon & Reindel
                               80 Pine Street, New York, NY 10005
-------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                  May 14, 1998
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D


-------------------------------------------------------------------------------
CUSIP No. 172455107


-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

          STEPHEN ROSNER BRONFMAN
-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                               (b) /X/

-------------------------------------------------------------------------------
3         SEC USE ONLY


-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*


-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                            / /


-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                       Canada
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER
       NUMBER OF
       SHARES              ______________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
       OWNED BY
       EACH
       REPORTING           ______________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                           ----------------------------------------------
                             10        SHARED DISPOSITIVE POWER


-------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



-------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                           / /


-------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        0.0%

-------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON*
                                                         IN

-------------------------------------------------------------------------------

                                  SCHEDULE 13D


-------------------------------------------------------------------------------
CUSIP No. 172455107


-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

          ELLEN J. BRONFMAN HAUPTMAN
-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                               (b) /X/

-------------------------------------------------------------------------------
3         SEC USE ONLY


-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*


-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                            / /


-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                       Canada
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER
       NUMBER OF
       SHARES              _____________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
       OWNED BY
       EACH
       REPORTING           _____________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER


                           ---------------------------------------------
                             10        SHARED DISPOSITIVE POWER


-------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



-------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES *                                           / /



-------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        0.0%

-------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON*
                                                         IN

-------------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 172455107


-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

          E. LEO KOLBER
-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                               (b) /X/

-------------------------------------------------------------------------------
3         SEC USE ONLY


-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*


-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                           / /


-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                       Canada
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER
       NUMBER OF
       SHARES              ______________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
       OWNED BY
       EACH
       REPORTING           ______________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER


                           ----------------------------------------------
                             10        SHARED DISPOSITIVE POWER


-------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



-------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                         / /

-------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        0.0%

-------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON*
                                                         IN

-------------------------------------------------------------------------------

                                  SCHEDULE 13D


-------------------------------------------------------------------------------
CUSIP No. 172455107


-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

          CHARLES ROSNER BRONFMAN
-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                               (b) /X/

-------------------------------------------------------------------------------
3         SEC USE ONLY


-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*


-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                           / /


-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                       Canada
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER
       NUMBER OF
       SHARES              ______________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
       OWNED BY
       EACH
       REPORTING           ______________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER


                           ----------------------------------------------
                             10        SHARED DISPOSITIVE POWER


-------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



-------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                               / /

-------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        0.0%

-------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON*
                                                         IN

-------------------------------------------------------------------------------

                                  SCHEDULE 13D


-------------------------------------------------------------------------------
CUSIP No. 172455107


-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

          THE PHYLLIS LAMBERT FOUNDATION
-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                               (b) /X/

-------------------------------------------------------------------------------
3         SEC USE ONLY


-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*


-------------------------------------------------------------------------------
5         CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                           / /


-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                       Canada
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER
       NUMBER OF
       SHARES              ______________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
       OWNED BY
       EACH
       REPORTING           ______________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER


                           ----------------------------------------------
                             10        SHARED DISPOSITIVE POWER


-------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



-------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                         / /

-------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        0.0%

-------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON*
                                                         CO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D


-------------------------------------------------------------------------------
CUSIP No. 172455107


-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

          LOUIS LUDWICK
-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                               (b) /X/

-------------------------------------------------------------------------------
3         SEC USE ONLY


-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*


-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                           / /


-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                       Canada
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER
       NUMBER OF
       SHARES              _____________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
       OWNED BY
       EACH
       REPORTING           _____________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER


                           ---------------------------------------------

                             10        SHARED DISPOSITIVE POWER     / /

-------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



-------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES *                                          /X/



-------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        0.0%

-------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON*
                                                         IN

-------------------------------------------------------------------------------

                                  SCHEDULE 13D


-------------------------------------------------------------------------------
CUSIP No. 172455107


-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

          BOJIL EQUITIES INC.
-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                               (b) /X/

-------------------------------------------------------------------------------
3         SEC USE ONLY


-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*


-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                           / /


-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                British West Indies
-------------------------------------------------------------------------------

                             7         SOLE VOTING POWER
       NUMBER OF
       SHARES              _____________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
       OWNED BY
       EACH
       REPORTING           _____________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER


                           ---------------------------------------------

                             10        SHARED DISPOSITIVE POWER    / /

-------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



-------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                          / /


-------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        0.0%

-------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON*
                                                         CO

-------------------------------------------------------------------------------

                                  SCHEDULE 13D


-------------------------------------------------------------------------------
CUSIP No. 172455107


-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

          THE CHARLES ROSNER BRONFMAN DISCRETIONARY TRUST - 06-6455069
-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                               (b) /X/

-------------------------------------------------------------------------------
3         SEC USE ONLY


-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*


-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                           / /


-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States (Connecticut)
-------------------------------------------------------------------------------

                             7         SOLE VOTING POWER
       NUMBER OF
       SHARES              _____________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
       OWNED BY
       EACH
       REPORTING           _____________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER


                           _____________________________________________

                             10        SHARED DISPOSITIVE POWER      / /

-------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



-------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                             / /


-------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        0.0%

-------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON*
                                                         00

-------------------------------------------------------------------------------

                                  SCHEDULE 13D


-------------------------------------------------------------------------------
CUSIP No. 172455107


-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

              THE CHARLES BRONFMAN TRUST - 98-6048671
-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                               (b) /X/

-------------------------------------------------------------------------------
3         SEC USE ONLY


-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*


-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                            / /


-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                              United States (New York)
-------------------------------------------------------------------------------

                             7         SOLE VOTING POWER
       NUMBER OF
       SHARES              _____________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
       OWNED BY
       EACH
       REPORTING           _____________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER


                           _____________________________________________

                             10        SHARED DISPOSITIVE POWER      / /

-------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



-------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                           / /


-------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        0.0%

-------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON*

                                              00
-------------------------------------------------------------------------------

                                  SCHEDULE 13D


-------------------------------------------------------------------------------
CUSIP No. 172455107


-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

              THE CHARLES R. BRONFMAN TRUST - 98-6048672
-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                               (b) /X/

-------------------------------------------------------------------------------
3         SEC USE ONLY


-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*


-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                             / /


-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                              United States (New York)
-------------------------------------------------------------------------------

                             7         SOLE VOTING POWER
       NUMBER OF
       SHARES              _____________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
       OWNED BY
       EACH
       REPORTING           _____________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER


                           ---------------------------------------------

                             10        SHARED DISPOSITIVE POWER     / /

-------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



-------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                           / /


-------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        0.0%

-------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON*

                                             00
-------------------------------------------------------------------------------

     The statement on Schedule 13D relating to the common shares of Cineplex Odeon Corporation ("Cineplex"), as previously filed and heretofore amended most recently by the Charles Rosner Bronfman Family Trust, Charles Rosner Bronfman, Stephen Rosner Bronfman, Arnold M. Ludwick, Louis Ludwick, E. Leo Kolber, The Phyllis Lambert Foundation, The Charles Bronfman Discretionary Trust and Bojil Equities Inc. (collectively, the "Reporting Persons"), is hereby supplemented as set forth below:

Item 1.  Security and Issuer.

     Unchanged from "confirming copy" of Amendment no. 22.

Item 2.  Identity and Background.

     Unchanged from "confirming copy" of Amendment no. 22, except as supplemented by Item 2 of Amendments nos. 24 and 25.

Item 3.  Source and Amount of Funds or Other Consideration.

     Unchanged from "confirming copy" of Amendment no. 22 and Item 3 of Amendments nos. 24 and 25.

Item 4.  Purpose of the Transaction.

     Unchanged from Item 4 of the "confirming copy" of Amendment no. 22 as supplemented by Item 4 of Amendment No. 23.

Item 5.  Interest in Securities in Cineplex.

     (a)-(b) At the close of business on May 14, 1998, the Reporting Persons beneficially owned, directly and indirectly, an aggregate of nil Common Shares.

     (c) On May 14, 1998, the Reporting Persons exchanged all the Common Shares owned by them for common shares AND Class B Non Voting Common Shares of Loews Cineplex Entertainment Corporation pursuant to an arrangement implementing the business combination of the Company and a subsidiary of Sony Pictures Entertainment Inc., all as more fully described in the Company's Notice of Special Meeting and Management Information Circular and Proxy Statement/Prospectus dated February 13, 1998.

     (d) Not applicable.

     (e) The Reporting Persons ceased to own beneficially more than 5% of the outstanding Common Shares on May 14, 1998.

Item 6.  Contracts, Arrangements, Understandings or
         Relationships with Respect to the Securities of Cineplex.

     Unchanged from Item 6 of the "confirming copy of Amendment no. 22 as supplemented by Item 1 of Amendment no. 23.

Item 7.  Material to be Filed as Exhibits.

     No exhibits are filed with this Amendment no. 26.

Signatures

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 18, 1998



                                  CHARLES ROSNER BRONFMAN

                                  STEPHEN ROSNER BRONFMAN

                                  ELLEN J. BRONFMAN HAUPTMAN

                                  E. LEO KOLBER

                                  THE PHYLLIS LAMBERT FOUNDATION

                                  LOUIS LUDWICK

                                  BOJIL EQUITIES INC.

                                  THE CHARLES ROSNER BRONFMAN DISCRETIONARY
                                  TRUST

                                  THE CHARLES R. BRONFMAN TRUST

                                  THE CHARLES BRONFMAN TRUST



                                  By: /s/ Michel Boucher
                                      ---------------------------------
                                      Michel Boucher
                                      Attorney-in-Fact